EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements Nos. 333-06199, 333-34019, 333-99311, and 333-128274 on Form S-8, of our report dated March 13, 2007, relating to the consolidated financial statements of Matrixx Initiatives, Inc. as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, and management’s report on the effectiveness of internal control over financial reporting, included in the 2006 Annual Report on Form 10-K of Matrixx Initiatives, Inc.

/s/  Mayer Hoffman McCann, P.C.
MAYER HOFFMAN MCCANN P.C.

Phoenix, Arizona
March 13, 2007

65